U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Anderson                          Marc                J.
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   (Last)                           (First)             (Middle)

   1440 Chapin Avenue, Suite 310
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                                    (Street)

   Burlingame,                       CA                  94010
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AeroCentury Corp.                 (ACY)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     February 26, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Operating Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                         5
                                                                                         Amount of      6.
                                                         4.                              Securities     Owner-
                                                         Securities Acquired (A) or      Beneficially   ship
                                 2A.        3.           Disposed of (D)                 Owned          Form:     7.
                                 Deemed     Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                     2.          Execution  Code         ------------------------------- Reported       (D) or    Indirect
1.                   Transaction Date, if   (Instr. 8)                  (A)              Transaction(s) Indirect  Beneficial
Title of Security    Date        any        ------------     Amount     or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)           (mm/dd/yy)  (mm/dd/yy) Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Common Stock         02/26/03               P               500         A      $2.78     8,747          D
----------------------------------------------------------------------------------------------------------------------------

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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                        9.         Owner-
                                                                                                        Number     ship
                                                                                                        of         Form
           2.                                                                                           Deriv-     of
           Conver-                            5.                              7.                        ative      Deriv-   11.
           sion                               Number of                       Title and Amount          Secur-     ative    Nature
           or               3A.               Derivative    6.                of Underlying     8.      ities      Secur-   of
           Exer-            Deemed   4.       Securities    Date              Securities        Price   Bene-      ity:     In-
           cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially   Direct   direct
           Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  Owned      (D) or   Bene-
1.         of      action   Date if  Code     of(D)         (Month/Day/Year)            Amount  ative   Following  In-      ficial
Title of   Deriv-  Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported   direct   Owner-
Derivative ative   (mm/     (mm/     8)       4 and 5)      Date     Expira-            Number  ity     Trans-     (I)      ship
Security   Secur-  dd/      dd/      ------   -----------   Exer-    tion               of      (Instr. action(s)  (Instr.  (Instr.
(Instr. 3) ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      (Instr. 4) 4)       4)
-------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:



/s/  Marc J. Anderson                                        February 26, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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